Exhibit 99.1
                   EDGAR Online Reports 2004 Results; Fourth
                   Quarter Subscription Revenue Increases 18%


    SOUTH NORWALK, Conn.--(BUSINESS WIRE)--Feb. 1, 2005--EDGAR(R) Online(R), Inc. (NASDAQ: EDGR), a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals, today reported fourth quarter 2004 subscription growth of 18% over the same period last year and full year 2004 subscription growth of 16% over 2003. Since inception, the Company's subscription revenues, which consist of billings for EDGAR Online Pro and EDGAR Online Access, have grown incrementally each quarter.
    EDGAR Online reported total revenue of $3.3 million for the quarter ended December 31, 2004 compared to $3.2 million in the same quarter last year. The Company had total revenue of $12.9 million for the year ended December 31, 2004 compared to $14.3 million in 2003. Strong growth in the Company's core subscription business was offset by lower advertising sales and a $2.0 million anticipated decline in the Company's technical services revenues. The Company's deferred revenue at December 31, 2004 was $2.6 million, a 27% increase over 2003. This represents billings that will be recognized as revenue in future quarters.
    Susan Strausberg, EDGAR Online's president and CEO, said, "We are delighted that EDGAR Online will now show overall revenue growth on a quarter-over-quarter and sequential basis going forward. This represents a milestone in our history. We will now focus the majority of our energy on high-margin subscriptions that are recurring and highly predictable. The Company is also excited that the EDGAR Online I-Metrics(R) Excel Add-In, part of our new XBRL suite of products, is scheduled to launch in April of this year. It will enable users of Microsoft(R) Excel to access public company financial data without ever leaving Excel, saving our clients time and improving accuracy, all at a significantly reduced cost compared to other analytical products."
    Gross margins remained relatively consistent for full year 2004 at 85% compared to 86% for 2003. EDGAR Online expects gross margins to remain between 85% and 87% as the Company continues to expand its sales and marketing efforts that drive acquisition and retention.
    Operating loss was ($820,000), or ($0.04) per share, for the fourth quarter of 2004, compared to an operating loss of ($525,000), or ($0.03) per share, for the same quarter last year. Operating loss for the full year was ($3.2 million), or ($0.16) per share, compared to operating loss of ($2.0 million), or ($0.12) per share, last year. The full year 2004 increase in operating loss was primarily due to the $2.0 million decrease in technical services revenue and increased sales and marketing spending, offset by an increase in subscription revenue. The fourth quarter increase in operating loss is primarily due to an increase in development and sales and marketing expenses associated with the new XBRL (eXtensible Business Reporting Language) product initiatives.
    Net income for the fourth quarter, including a $1.2 million benefit from the settlement of a lawsuit, was $397,000 or $0.02 per share, compared to a net loss of ($555,000), or ($0.03) per share in the prior year. Net loss for 2004 was ($2.0 million), or ($0.10) per share compared to a net loss of ($2.2 million), or ($0.13) per share, in 2003.
    At December 31, 2004, cash totaled $4.7 million compared to $3.9 million at December 31, 2003. During the year, the Company received net proceeds of $4.2 million related to its completed secondary offering and made a final payment of $1.9 million in promissory notes. Cash used in operations was $1.1 million. The Company has no debt other than normal operating payables and accrued expenses.


KEY FINANCIAL METRICS
(in thousands, except per share amounts)

                               Quarter Ended          Year Ended
                               4Q'04    4Q'03        2004     2003
                              ------   ------      -------  -------

Seat-based Subscriptions      $1,824   $1,543      $ 6,919  $ 5,953
Data Sales                     1,173    1,171        4,575    4,833
Technical Services               206      347          823    2,805
Advertising and E-commerce        62      127          568      728
                              ------   ------      -------  -------
Total Revenues                $3,265   $3,188      $12,885  $14,319

Net Income/(Loss)             $  397   $ (555)     $(1,966) $(2,167)
Other (Income)/Expense, net   (1,217)      30       (1,240)     134
                              ------   ------      -------  -------
Operating Loss                $ (820)  $ (525)     $(3,206) $(2,033)
Amortization and
 Depreciation                    482      596        2,226    2,503
                              ------   ------      -------  -------
EBITDA                        $ (338)  $   71      $ (980)  $   470

Net Income/(Loss) per share   $ 0.02   $(0.03)     $(0.10)  $ (0.13)
EBITDA per share              $(0.01)  $ 0.00      $(0.05)  $  0.03

    In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding EBITDA. EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. The Securities and Exchange Commission ("SEC") has adopted new rules concerning the use of non-GAAP financial measures. As required by the SEC, the Company provides the above reconciliation to net income (loss), which is the most directly comparable GAAP measure. The Company presents EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company by excluding certain non-cash expenses that are not indicative of our core operating results. Further, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because all companies do not calculate EBITDA in the same manner, the Company's definition of EBITDA may not be consistent with that of other companies.

    Fourth Quarter Conference Call Reminder

    EDGAR Online will hold its quarterly conference call to review results for the fourth quarter and full year ended December 31, 2004 today, Tuesday, February 1, 2005, at 5:00 p.m. EST. Susan Strausberg, president and CEO, and Greg D. Adams, CFO and COO, will host the call. To participate, please call: (800) 938-0653 (toll-free for domestic callers) or (973) 935-2408 (international callers). The call will also be broadcast simultaneously over the Internet at www.edgar-online.com/vcall/. Investors also have the option of calling
(877) 519-4471 (domestic) or (973) 341-3080 (international), conference ID 5625962, for the teleconference replay, which will be available for approximately one week beginning at 7:00 p.m. EST February 1, 2005.

    About EDGAR(R) Online(R), Inc.

    EDGAR Online, Inc. (Nasdaq: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The company makes its information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

    "Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues,
(ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) risks in connection with acquisitions, (viii) the time and expense involved in such development activities, (ix) the level of demand and market acceptance of our services and (x) changes in our business strategies.

    EDGAR(R) is a federally registered trademark of the U.S.
Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.

    FINANCIAL TABLES FOLLOW


                          EDGAR Online, Inc.
            Condensed Consolidated Statements of Operations
               (in thousands, except per share amounts)

                               Three Months Ended       Year Ended
                                  December 31           December 31
                                  (unaudited)
                                  2004     2003      2004       2003
                                -------  -------   --------   --------
      Revenues:
    Seat-based subscriptions    $1,824   $1,543     $6,919     $5,953
    Data sales                   1,173    1,171      4,575      4,833
    Technical services             206      347        823      2,805
    Advertising and e-commerce      62      127        568        728
                                -------  -------   --------   --------
      Total revenues             3,265    3,188     12,885     14,319

      Total cost of sales          479      418      1,898      1,979
                                -------  -------   --------   --------

Gross profit                     2,786    2,770     10,987     12,340

      Sales and marketing          726      540      2,602      2,165
      Product development          465      383      1,600      1,699
      General and administrative 1,933    1,776      7,765      7,222
      Restructuring and
       severance charges             -        -          -        784
      Amortization and
       depreciation                482      596      2,226      2,503
                                -------  -------   --------   --------
      Total operating expenses   3,606    3,295     14,193     14,373

    Operating loss                (820)    (525)    (3,206)    (2,033)

Other income/(expense), net      1,217      (30)     1,240       (134)
                                -------  -------   --------   --------
    Net income/ (loss)            $397    $(555)   $(1,966)   $(2,167)
                                =======  =======   ========   ========
Weighted average shares
 outstanding - basic            22,434   17,007     20,254     16,976
Weighted average shares
 outstanding - diluted          22,780   17,007     20,254     16,976
Net income/ (loss) per share -
 basic and diluted               $0.02   $(0.03)    $(0.10)    $(0.13)




                          EDGAR Online, Inc.
                 Condensed Consolidated Balance Sheets
                            (in thousands)

                                             December 31, December 31,
                                                 2004         2003
                                             ------------ ------------
                   Assets

Cash                                              $4,678       $3,860
Accounts receivable, net                           2,095        1,430
Other assets                                         329          439
                                             ------------ ------------
     Total current assets                          7,102        5,729

Property and equipment, net                        1,138        1,477
Goodwill                                           2,189        2,189
Intangible assets, net                             7,936        9,465
Other assets                                         441          285
                                             ------------ ------------
     Total assets                                $18,806      $19,145

    Liabilities and Stockholders' Equity

Accounts payable and accrued expenses             $1,612       $1,061
Deferred revenues                                  2,581        2,040
Notes payable and accrued interest                     -        1,926
                                             ------------ ------------
     Total current liabilities                     4,193        5,027

Other long term payables                               -          103
                                             ------------ ------------

     Total liabilities                             4,193        5,130

Stockholders' equity:
Common stock                                         226          172
Treasury stock                                    (1,881)        (332)
Additional paid-in capital                        62,378       58,319
Accumulated deficit                              (46,110)     (44,144)
                                             ------------ ------------
     Total stockholders' equity                   14,613       14,015

     Total liabilities and stockholders'
      equity                                     $18,806      $19,145


    CONTACT: EDGAR Online, Inc.
             Greg Adams, 203-852-5666
             gadams@edgar-online.com